Exhibit 4.12

English Translations for Reference

LOAN AGREEMENT

THIS LOAN AGREEMENT (“this Agreement”) is entered into by the following two parties in Shenzhen as of April 18, 2011:

Party A: Ying Si Kang Information Technology (Shenzhen) Co., Ltd.
Address: Rom 2108-2110-35, Jiahe Huaqiang Building, Shennan Road, Futian District, Shenzhen

Party B: Chunlin Wang
ID Card No.:

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise duly incorporated under the laws of the People’s Republic of China (the “PRC”);

2.	Party B is a Chinese citizen and holds 75% equity interest in Shenzhen Xinbao Investment Management Co., Ltd. (“ Shenzhen Xinbao”);

3.
Party B desires to borrow a loan from Party A by pledging its equity interest in Shenzhen Xinbao, and Party A agrees to extend a loan in an amount of Seven Million and Five Hundred Thousand Renminbi (RMB7,500,000) to Party B.

NOW THEREFORE, after friendly negotiations, both parties hereby agree as follows for mutual observance:

1.
In accordance with the terms and conditions of this Agreement, Party A agrees to grant an interest-free loan in an amount of Seven Million and Five Hundred Thousand Renminbi (RMB7,500,000) to Party B, and Party B agrees to accept such loan.

2.
The term of the loan under this Agreement shall start from the date when the loan is withdrawn until ten (10) years after signing this Agreement, and may be extended subject to the mutual agreement between both parties. During the loan term or any extension thereof, Party A shall have the right, by giving written notice to Party B, to decide that the loan under this Agreement is due immediately and request Party B to repay the loan in the manner as specified herein if Party B has any of the following circumstances:

2.1	Party B resigns from or is dismissed by Party A or any of its affiliates;

2.2	Party B dies or loses its civil capacity or its capacity for civil conduct is restricted;

2.3	Party B commits a crime or is involved in a crime;

2.4	Any other third party claims more than One Hundred Thousand Renminbi (RMB100,000) against Party B; or

2.5
Party A has given to Party B a written notice regarding the purchase of Party B’s equity interest in Shenzhen Xinbao according to the provisions of the “Exclusive Purchase Option Agreement” as set forth in Article 3 hereof to exercise its call option.

3.
Both parties hereby agree and acknowledge that, subject to the permission of and to the extent permitted by the PRC laws, Party A shall be entitled but not obliged to, at any time, purchase, or designate other person (including natural person, legal person or any other entity), to purchase all or part of the equity interest held by Party B in Shenzhen Xinbao (the “Call Option”), provided, however, that Party A gives a written notice about equity purchase to Party B. Once such written notice about exercising the Call Option is given by Party A, Party B shall, according to Party A’s intention and instructions, transfer its equity interest in Shenzhen Xinbao to Party A or other person designated by Party A at its original investment price (the “Original Investment Price”) or if otherwise specified by laws, at another price agreed upon by Party A. Both parties hereby agree and acknowledge that when Party A exercises the Call Option, if the lowest equity price permitted by the applicable laws and regulations then in effect is higher than the Original Investment Price, the purchase price for Party A or its designee shall be the lowest price permitted by laws. Both parties agree to execute the “Exclusive Purchase Option Agreement” with respect thereto.

4.
Both parties hereby agree and acknowledge that Party B shall repay the loan in the manner as given below only: when the loan is due, Party B (or any of its successors, heirs or assignees) shall, at Party A’s written request, transfer its equity interest in Shenzhen Xinbao to Party A or its designee subject to the permission of the PRC laws, and shall use the proceeds from such equity transfer to repay the loan under this Agreement.

5.
Both parties hereby agree and acknowledge that except as otherwise provided for herein, the loan under this Agreement is interest-free. But when the loan is due and Party B needs to transfer its equity interest hereunder to Party A or its designee, if the actual equity transfer price is higher than Party B’s loan principal, due to legal requirements or other reasons, the excess shall be deemed as loan interest or fund utilization costs to the extent permitted by laws, and shall paid to Party A together with loan principal.

6.	Both parties hereby agree and acknowledge that Party B’s obligations under this Agreement are deemed to be fully performed only if all the following conditions are met:

6.1	Party B has transferred all its equity interest in Shenzhen Xinbao to Party A and/or its designee; and

6.2
Party B has paid to Party A as loan repayment all proceeds from equity transfer or the maximum amount permitted by laws (including principal and the highest loan interest permitted by applicable laws then in force).

7.
To secure the performance of the debts under this Agreement, Party B agrees to pledge all its equity interest in Shenzhen Xinbao to Party A (the “Equity Pledge”). Both parties agree to execute an “Equity Pledge Agreement” with respect thereto.

8.	As of the execution date of this Agreement, Party A hereby represents and warrants to Party B that:

8.1	Party A is a wholly foreign-owned enterprise incorporated and validly existing under the PRC laws;

8.2
Party A has the authority to execute and perform this Agreement. The execution and performance by Party A of this Agreement comply with its business scope, articles of association or other organizational documents, and Party A has obtained all necessary and appropriate approvals and authorizations with respect to the execution and performance of this Agreement;

8.3
The execution and performance of this Agreement by Party A do not violate any laws, regulations, government approvals, authorizations, notices or other government documents binding upon or influencing it, any agreement signed by it with any third party or any undertaking made by it to any third party; and

8.4	Once executed, this Agreement constitutes a legal, valid and binding obligation of Party A, enforceable against Party A in accordance with its provisions.

9.	From the execution date of this Agreement until the termination hereof, Party B hereby represents and warrants to Party A that:

9.1
Shenzhen Xinbao is a limited liability company incorporated and validly existing under the PRC laws, whose registered capital has been paid up and which has obtained capital verification report issued by a qualified accounting firm. Shenzhen Xinbao has completed all government approvals, authorizations, licenses, registrations, filing, etc necessary to carry out the business activities within its business scope and to possess its assets;

9.2	Party B legally owns 75% equity interest in Shenzhen Xinbao;

9.3
Party B has the authority to execute and perform this Agreement. The execution and performance by Party B of this Agreement comply with the articles of association or other organizational documents of Shenzhen Xinbao, and Party B has obtained all necessary and appropriate approvals and authorizations with respect to the execution and performance of this Agreement;

9.4
The execution and performance of this Agreement by Party B do not violate any laws, regulations, government approvals, authorizations, notices or other government documents binding upon or influencing it, any agreement signed by it with any third party or any undertaking made by it to any third party;

9.5	Once executed, this Agreement constitutes a legal, valid and binding obligation of Party B, enforceable against Party B in accordance with its provisions;

9.6
Except for the provisions stipulated in the “Equity Pledge Agreement” and “Exclusive Purchase Option Agreements”, Party B has not mortgaged, pledged or otherwise encumbered its equity interest in Shenzhen Xinbao, given an offer about the transfer of such equity interest to any third party, made any commitment about the offer of any third party to purchase its equity interest, or executed any agreement with any third party to transfer its equity interest in Shenzhen Xinbao;

9.7	There are no existing or potential disputes, litigations, arbitrations, administrative proceedings or other legal proceedings in connection with Party B’s equity interest in Shenzhen Xinbao.

10.	Party B covenants that it shall, during the term of this Agreement:

10.1
Without Party A’s prior written consent, not sell, transfer, mortgage or otherwise dispose of or cause any other security interest to be created on its equity interest or other interests in Shenzhen Xinbao, except for the equity pledge and other rights created for the benefit of Party A;

10.2
Without Party A’s prior written consent, not vote for or support or execute at the shareholders’ meetings of Shenzhen Xinbao any shareholders’ resolution approving the sale, transfer, mortgage or otherwise disposal of, or causing any other security interest to be created on, its legal or beneficial interest in the equity interest of Shenzhen Xinbao;

10.3
Without Party A’s prior written consent, not vote for or support or execute at the shareholders’ meetings of Shenzhen Xinbao any resolution approving Shenzhen Xinbao to be merged or consolidated with, acquire or invest in, any person;

10.4	Promptly inform Party A of any existing or potential litigation, arbitration or administrative proceedings relating to Party B’s equity interest in Shenzhen Xinbao;

10.5
Execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defenses against all claims in order to maintain the ownership over its equity interest in Shenzhen Xinbao;

10.6	Not do any act and/or omission that may materially affect the assets, business and liabilities of Shenzhen Xinbao without Party A’s prior written consent;

10.7	At Party A’s request, appoint any person nominated by Party A as the director of Shenzhen Xinbao;

10.8
When Party A exercises its Call Option described herein, transfer all of Party B’s equity interest in Shenzhen Xinbao promptly and unconditionally to Party A and/or its designee subject to the permission of and to the extent permitted by the PRC laws;

10.9	Not request Shenzhen Xinbao to distribute dividends or profits to it;

10.10
In case its equity interest in Shenzhen Xinbao is transferred to Party A or its designee, Party B will, subject to compliance with legal requirements, pay all equity transfer proceeds to Party A as the loan principal and as the loan interests or fund utilization costs permitted by laws;

10.11
Comply strictly with the provisions of this Agreement, fully perform its obligations under this Agreement and not do any act/omission that affects or impairs the validity and enforceability of this Agreement.

11.	Party B undertakes that within the term of this Agreement, it will, in the capacity of the shareholder of Shenzhen Xinbao, cause Shenzhen Xinbao:

11.1
Not to supplement, amend or modify its articles of association in any way, or to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;

11.2	To maintain its existence, and to operate its business and deal with matters prudently and effectively, subject to good financial and business rules and practices;

11.3
Not to sell, transfer, mortgage or otherwise dispose of, or cause any other security interest to be created on, the legal or beneficial interests in any of its assets, business or income at any time after the signing of this Agreement without Party A’s prior written consent;

11.4
Not to create any liability, without Party A’s prior written consent, except (i) the liability arising from the normal course of business, but not arising from the loan; and (ii) the liability disclosed to Party A and approved by Party A in writing;

11.5	To operate persistently all the business in the normal course of business to maintain the value of its assets;

11.6
Not to execute any material contracts (a contract will be deemed material if its value exceeds One Hundred Thousand Renminbi (RMB100,000)), without Party A’s prior written consent, other than those executed during the normal course of business;

11.7	To provide information concerning all of its operations and financial performance at Party A’s request;

11.8	Not to be merged or consolidated with, acquire or invest in, any other person without Party A’s prior written consent;

11.9
Not to distribute dividends to each shareholder in any way without Party A’s prior written consent. However, Shenzhen Xinbao shall promptly distribute all its distributable profits to Party A’s shareholders upon Party A’s request;

11.10	To inform promptly Party A of any existing or potential litigation, arbitration or administrative proceedings concerning its assets, business or income;

11.11
To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate lawsuits or to make all necessary and appropriate defenses against all claims in order to maintain the ownership over all its assets;

11.12
To comply strictly with the agreements with respect to the technological support and consulting services (the “Service Agreements”) and other agreements executed by it with Party A’s affiliates, to perform its obligations under the Service Agreements and other agreements, and not to do any act/omission that affects the validity and enforceability of such agreements.

12.
This Agreement shall be binding on and inure to the benefit of both parties hereto and their respective successors, heirs and permitted assignees. Without the prior written approval of Party A, Party B shall not transfer, pledge or otherwise assign any of its rights, benefits or obligations under this Agreement.

13.
Party B hereby agrees that Party A may assign its rights and obligations under this Agreement to any other third parties when necessary. Party A shall only be required to notify Party B in writing when such transfer occurs and no further consent from Party B shall be needed in respect of the transfer.

14.	The formation, validity, interpretation, performance, amendment and termination of and resolution of disputes in connection with this Agreement shall be governed by the PRC laws.

15.	Arbitration

15.1
Any dispute, controversy or claim arising from the interpretation and performance in connection with this Agreement (including any question regarding its existence, validity or termination) shall be settled by both parties through friendly consultations. In case no settlement can be reached within thirty (30) days after one party makes a request for settlement, either party may submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its arbitration rules then in effect at the time of applying for arbitration. The arbitration award shall be final and binding upon both parties;

15.2	The seat of arbitration shall be Shenzhen;

15.3	The language of arbitration proceedings shall be Chinese.

16.
This Agreement shall be formed on its signing date. This Agreement shall be effective as of the date on which the loan is released until both parties have performed their obligations under this Agreement.

17.	Party B shall not terminate or revoke this Agreement unlessParty A commits a gross negligence, fraud or other material illegal acts; or Party A goes bankrupt.

18.
This Agreement shall not be amended or modified except with the written consent of both parties. In case of anything not covered herein, both parties may make supplements hereto by signing a written agreement. Any amendment, modification, supplement or annex to this Agreement shall form an integral part of this Agreement.

19.
This Agreement constitutes the entire agreement between both parties with respect to the transactions contemplated herein and supersedes all prior oral discussions or written agreements reached by both parties with respect to the transactions mentioned above.

20.
This Agreement is severable. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect the validity and enforceability of the remainder of this Agreement.

21.
Each party hereto shall keep in strict confidence the information concerning the other party’s business, operation, financial performance or other confidential data obtained under this Agreement or during the performance of this Agreement.

22.
Any obligation arising out of this Agreement or that is due before the expiration or early termination of this Agreement shall survive such expiration or early termination. Articles 14, 15 and 21 hereof shall survive the termination of this Agreement.

23.	This Agreement is executed in four originals, with each of Party A and Party B holding one original. All originals have the same legal effect.

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IN WITNESS WHEREOF, Party A’s legal representative or authorized representative and Party B have executed this Agreement as of the date as first above written.

Party A: Ying Si Kang Information Technology (Shenzhen) Co., Ltd.

Legal Representative/Authorized Representative: /s/ Yuan Tian

Chop: [Chop affixed]

Party B: Chunlin Wang

Signature: /s/ Chunlin Wang